As filed with the Securities and Exchange Commission on October 28, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZELTIQ Aesthetics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-0119051
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4698 Willow Road, Suite 100

Pleasanton, CA 94588

(Address of Principal Executive Offices)

2011 EQUITY INCENTIVE PLAN

2011 EMPLOYEE STOCK PURCHASE PLAN

2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Gordon E. Nye

President and Chief Executive Officer

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, CA 94588

(925) 474-2500

(Name, Address and Telephone Number of Agent For Service)

Copy to:

Jeffrey C. Thacker, Esq.

DLA PIPER LLP (US)

4365 Executive, Suite 1100

San Diego, California 92121

Telephone: (858) 677-1400

Facsimile: (858) 677-1401

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2005 Stock Incentive Plan Common Stock, par value $0.001 per share	4,895,069 shares(2)	$2.91(3)	$14,244,651	$1,633
2011 Equity Incentive Plan Common Stock, par value $0.001 per share	2,089,234 shares(4)	$15.54(5)	$32,466,697	$3,721
2011 Employee Stock Purchase Plan Common Stock, par value $0.001 per share	870,018 shares(6)	$13.21(7)	$11,492,938	$1,318
Total:	7,419,806 shares	N/A	$58,204,286	$6,672

(1)	This registration statement shall also cover an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2011 Equity Incentive Plan (“2011 EIP”), the 2011 Employee Stock Purchase Plan (“2011 ESPP”) and the 2005 Stock Incentive Plan (“2005 Plan”) by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Represents shares of common stock reserved for issuance upon the exercise of outstanding options granted under the 2005 Plan The 2005 Plan has been terminated and no further option grants will be made under the 2005 Plan and any shares remaining available for future grant, plus any shares underlying outstanding options that expire or are forfeited, have been allocated to the 2011 EIP. See footnote 4 below.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act of 1933. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 4,895,069 shares of Registrant’s common stock reserved for future issuance upon the exercise of options outstanding under the 2005 Plan are calculated using a weighted average exercise price for such shares of $2.91 per share based on exercise prices for such shares ranging from $0.55 to $10.20 per share.
(4)	Shares of common stock reserved for issuance under the 2011 EIP consist of shares of common stock previously reserved but unissued under the 2005 Plan that are now available for issuance under the 2011 EIP and shares of common stock that may be added to the 2011 EIP as a result of the automatic annual increase in the shares authorized for issuance under the 2011 EIP on January 1, 2012. To the extent outstanding awards under the 2005 Plan are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2005 Plan, the shares of common stock subject to such awards instead will be available for future issuance under the 2011 EIP. See footnote 2 above. The 2011 EIP also provides that an additional number of shares may be added annually to the shares authorized for issuance under the 2011 EIP on January 1, from 2012 until 2021. The number of shares added each year will be equal to the smaller of: (a) 5% of the Registrant’s then issued and outstanding shares of common stock on the immediately preceding December 31, or (ii) a number of shares as the Registrant’s board of directors may determine.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $15.54, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on October 25, 2011.
(6)	Shares of common stock reserved for issuance under the 2011 ESPP consist of shares of common stock previously reserved but unissued under the 2011 ESPP and shares of common stock that may be added to the 2011 ESPP as a result of the annual increase in the shares authorized for issuance under the 2011 ESPP on January 1, 2012. The 2011 ESPP provides that an additional number of shares may be added annually to the shares authorized for issuance under the 2011 ESPP on January 1, from 2012 until 2021. The number of shares added each year will be equal to the lesser of: (a) 1% of the Registrant’s then issued and outstanding shares of common stock on the immediately preceding December 31, or (ii) a number of shares as the Registrant’s board of directors may determine.
(7)	This estimate is made pursuant to Rule 457(h) of the Securities Act of 1933 solely for purposes of calculating the registration fee, and is based on 85% of $15.54, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on October 25, 2011. Pursuant to the 2011 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of common stock will generally be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities and Exchange Commission (the “Commission”) Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. In this registration statement, unless the context otherwise requires, the terms “we,” “us,” and “our,” refer to ZELTIQ Aesthetics, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Commission are incorporated by reference in this registration statement:

(a)	Our prospectus filed with the Commission on October 19, 2011 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-175514) which contains ZELTIQ’s audited financial statements for our latest fiscal year, for which such statements have been filed;

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the prospectus referred to in (a) above; and

(c)	The description of our common stock contained in the registration statement on Form 8-A (File No. 001-35318) filed with the Commission on October 18, 2011, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

4698 Willow Road, Suite 100

Pleasanton, CA 94588

Telephone: (925) 474-2500

Attn: Chief Financial Officer

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, or the DGCL, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article 12 of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to us or our stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; and (iv) from any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits below.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, state of California, on this 28th day of October, 2011.

ZELTIQ Aesthetics, Inc.

By:	/s/ Gordon E. Nye
Gordon E. Nye
President and Chief Executive Officer

POWER OF ATTORNEY

Each director and/or officer of ZELTIQ Aesthetics, Inc. whose signature appears below constitutes and appoints Gordon E. Nye and John F. Howe, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Gordon E. Nye Gordon E. Nye	President and Chief Executive Officer (Principal Executive Officer)	October 28, 2011

/s/ John F. Howe John F. Howe	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 28, 2011

/s/ Mark J. Foley Mark J. Foley	Director	October 28, 2011

/s/ Jean M. George Jean M. George	Director	October 28, 2011

/s/ Kevin O’Boyle Kevin O’Boyle	Director	October 28, 2011

/s/ Bryan E. Roberts Bryan E. Roberts, Ph.D.	Director	October 28, 2011

/s/ Andrew N. Schiff Andrew N. Schiff, M.D.	Director	October 28, 2011

/s/ Robert B. Stockman Robert B. Stockman	Director	October 28, 2011

INDEX TO EXHIBITS

Exhibit No.	Description

4.1(1)	Amended and Restated Certificate of Incorporation.

4.2(2)	Amended and Restated Bylaws.

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of PricewaterhouseCoopers LLP (US).

23.2	Consent of DLA Piper LLP (US) (filed as a part of Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

99.1(3)	2005 Stock Incentive Plan.

99.2(4)	2011 Equity Incentive Plan.

99.3(5)	2011 Employee Stock Purchase Plan.

(1)	Incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 filed on July 13, 2011 (File No. 333-175514).
(2)	Incorporated by reference to Exhibit 3.4 to the Registrant’s registration statement on Form S-1 filed on July 13, 2011 (File No. 333-175514).
(3)	Incorporated by reference to Exhibit 10.11 to the Registrant’s registration statement on Form S-1/A filed on August 17, 2011 (File No. 333-175514).
(4)	Incorporated by reference to Exhibit 10.14 to the Registrant’s registration statement on Form S-1/A filed on September 23, 2011 (File No. 333-175514).
(5)	Incorporated by reference to Exhibit 10.21 to the Registrant’s registration statement on Form S-1/A filed on September 23, 2011 (File No. 333-175514).